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                                                                     Exhibit 3.1


                           CERTIFICATE OF ELIMINATION
                                       of
                      SERIES C CONVERTIBLE PREFERRED STOCK
                                       of
                           BALANCED CARE CORPORATION

                        Pursuant to Section 151(g) of the
                General Corporation Law of the State of Delaware

         Balanced Care Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

         FIRST: That by the unanimous written consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth the proposed elimination of the Series C Convertible Preferred Stock, par value $.001 per share (the "Series C Preferred Stock") of the Corporation (for which a Certificate of Powers, Designations, Preferences and Rights (the "Certificate of Designations") was originally filed with the Secretary of State of the State of Delaware on October 8, 1999) as set forth herein:

                  RESOLVED, that no authorized shares of the Series C Preferred Stock of the Corporation are outstanding and none will be issued subject to the Certificate of Designations;

                  RESOLVED, that a Certificate of Elimination be prepared, which shall have the effect when filed with the Secretary of State of the State of Delaware of eliminating from the Amended and Restated Certificate of Incorporation of the Corporation all matters set forth in the Certificate of Designations previously filed with respect to the Series C Preferred Stock of the Corporation, and that the appropriate officers of the Corporation be, and they hereby are, authorized to execute and file on behalf of the Corporation such Certificate of Elimination with the Secretary of State of the State of Delaware.

         SECOND: That none of the authorized shares of the Series C Preferred Stock of the Corporation are outstanding and none will be issued.

         THIRD: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation of the


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Corporation is hereby amended to eliminate all matters set forth in the
Certificate of Designations previously filed with respect to the Series C Preferred Stock of the Corporation.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Brad E. Hollinger, its President, Chief Executive Officer and Chairman of the Board, on this 14th day of April, 2000.


                                                 BALANCED CARE CORPORATION

                                                 By:/s/Brad E. Hollinger
                                                       Brad E. Hollinger
                                                       President, Chief
                                                       Executive Officer
                                                       And Chairman of the Board





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